Exhibit 99.1

Oncobiologics Regains Compliance with Applicable Nasdaq Listing Requirements

CRANBURY, N.J., July 11, 2018 – Oncobiologics, Inc. (Nasdaq:ONS) today announced that, on July 10, 2018, the Company received formal notice from The Nasdaq Stock Market LLC that the Company has evidenced compliance with the applicable requirements for the continued listing of the Company’s securities on The Nasdaq Capital Market, including the minimum $35 million market value of listed securities requirement. Accordingly, the Company’s previously disclosed matter before the Nasdaq Hearings Panel has been closed.

The Company remains subject to a 180-day grace period, through October 23, 2018, to regain compliance with Nasdaq’s minimum $1.00 per share bid price requirement for continued listing. In order to evidence compliance with that requirement, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days on or before October 23, 2018. If the Company does not timely regain compliance, the Company’s securities would be subject to delisting; however, the Company would be entitled to request a hearing before a Nasdaq Hearings Panel, which request would stay any delisting action by Nasdaq pending the ultimate conclusion of the hearing process.

About Oncobiologics, Inc. and its BioSymphony™ Platform
Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex monoclonal antibody (mAb) therapeutics. Oncobiologics is advancing a pipeline of innovative and biosimilar product candidates, three of which are currently in, or about to enter, clinical development. By leveraging its proprietary BioSymphony™ Platform, Oncobiologics is able to produce high-quality innovative and biosimilar mAb candidates in an efficient and cost-effective manner. The BioSymphony engine is particularly suitable for developing technically challenging and commercially attractive mAbs to meet the need for clinically important yet affordable drugs. The BioSymphony Platform is used for both in-house programs as well as engaging spare capacity to provide external contract development and manufacturing services. Led by a team of biopharmaceutical experts, Oncobiologics operates from a state-of-the-art fully integrated research, development, and manufacturing facility in Cranbury, New Jersey. For more information, please visit www.oncobiologics.com.

CONTACTS:

Oncobiologics:
Lawrence A. Kenyon
LawrenceKenyon@oncobiologics.com

Media & Investors:
Jeremy Feffer
Managing Director
LifeSci Advisors, LLC
T: 212.915.2568
jeremy@lifesciadvisors.com